Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) made as of June 6, 2011, by and among Consorteum Holdings, Inc., a Nevada Corporation, with offices located at 20 Adelaide Street East, Suite 910, Toronto, Ontario, Canada M5C2T6 (“Buyer”) and Media Exchange Group, Inc., a Nevada Corporation, with offices located at 101 Church Street, Suite 14, Los Gatos, CA 95030 (“Seller”).

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets as further described in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.                                PURCHASE AND SALE OF ASSETS.

1.1           Sale of Assets.  Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following assets (the “Assets”):

(i)
The name of the Company - Media Exchange Group, Inc., along with the trade, business name, phone number, listing, goodwill, and all other intangible assets of the business including, but not limited to the wholly owned sub CW Communications, Inc., a Colorado corporation;

(ii)	All licenses, IP, work product, assignments, and any contracts entered into regarding the development and implementation of the family of products related to the digital trading card.

1.2           Excluded Assets.  There shall be excluded from the Assets and retained by Seller, all assets of the Seller not included in paragraph 1.1 (the “Excluded Assets”):

All assets relating to the Business of IntelliCell Biosciences, Inc.

1.3           Assumed Liabilities.  The Buyer shall assume, and hereby agrees to pay, perform, fulfill and discharge the following (collectively, the “Assumed Liabilities”):

(i)	the liabilities (including interest, costs and fees) identified on Schedule 1.3(i) attached hereto, each of which arises out of a note (each a “Note”) entered into by Seller.

(ii) the liabilities listed on Schedule 1.3(ii)

The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries.

1.4           Excluded Liabilities.  It is expressly understood that Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) any fact existing or event occurring prior to, or relating to the Assets.

1.5           Purchase Price.  In consideration of the sale by Seller to Buyer of the Assets, and subject to the satisfaction of the conditions contained herein, Buyer agrees to assume the $1,864,152 of Liabilities being assigned in accordance with the terms of this Agreement.

1.6           Records and Contracts.  Seller shall deliver to Buyer all of the Contracts relative to the Assets, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same.  Seller shall also deliver to Buyer all of Seller’s files and records regarding the Assets.

1.7           Further Assurances.  Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Buyer and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens.

1.8           Sales and Transfer Taxes.  All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

1.9           Transfer of Subject Assets.  Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets, together with all required consents.  Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens, and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.  Buyer agrees and acknowledges that the form of instrument of transfer attached hereto as Exhibit A is acceptable.

1.10           Assignment and Assumption of Liabilities. Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer all of the Liabilities, together with all required consents. Buyer agrees and acknowledges that the form of instrument of transfer attached hereto as Exhibit B is acceptable.

SECTION 2.                                REPRESENTATIONS AND WARRANTIES OF SELLER.  In order to induce Buyer to enter into this Agreement, Seller, hereby represents and warrants to Buyer as follows:

2.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

2.2           Required Action.  All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents”) has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller is required in connection therewith.  Seller has full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms.

2.3           No Conflicts.  The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Articles of Incorporation and by-laws of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets, (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets.

2.4           Compliance with Laws.  Seller’s operation of the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

2.5           Title.  Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever.  Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens.  The Assets include some of the assets (i) held for use by Seller to conduct its business as presently conducted and (ii) necessary for Buyer to operate its business in the same manner as such business is currently operated by Seller.  All of the tangible Assets are in good repair, have been well maintained and are in good operating condition, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations, ordinary wear and tear excepted.

2.6           No Litigation.  Seller is not now involved in nor, to the knowledge of Seller, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.  Seller has not been operating its business under, and its business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

2.7           Licenses.  Seller is the holder of all licenses, permits and authorizations with respect to its business, all of which are in full force and effect and no licenses, permits or authorizations of any governmental department or agency are required for the operation of its business which have not been duly obtained.

2.8           Assigned Contracts; Consents.  Except as has been obtained, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

2.9           Customers and Suppliers.  Seller’s relations with its customers and suppliers, including its Subscribers, are good and there are not pending or, to Seller’s knowledge, threatened claims or controversies with any customer or suppliers that, independently or collectively, is material to the Assets.

2.10           Brokers.  Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

2.11           Disclosure.  The representations, warranties and statements contained in this Agreement and in the certificates and exhibits delivered by Seller to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.  There are no facts known to Seller which presently or may in the future have a material adverse affect on the Assets which has not been specifically disclosed herein..

SECTION 3.                                REPRESENTATIONS AND WARRANTIES OF BUYER.  As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1           Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2           Required Action.  All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the “Buyer Documents”) has been duly and validly authorized, executed and delivered by Buyer.  Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby.  This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

3.3           No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Organization or Operating Agreement of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.  The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

3.4           Brokers.  Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.                                POST-CLOSING COVENANTS; SURVIVAL.

4.1           Post-Closing Transitional Matters.  For a period of ninety (90) days following the closing of the transactions contemplated herein, Seller shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the delivery of the Assets.

4.2           Survival.  All representations, warranties, covenants, agreements and indemnities contained in this Agreement, or in any exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the consummation of the transactions contemplated herein for a period of one (1) year regardless of any investigation conducted by or knowledge of any party hereto.

SECTION 5.  NOTICES.  All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

If to Buyer:                                                        Consorteum Holdings, Inc.
20 Adelaide Street East, Suite 910
Toronto, Ontario, Canada M5C2T6

If to Seller:                                                         Media Exchange Group, Inc.
101 Church Street, Suite 14
Los Gatos, California 95030

or to such other address of which any party may notify the other parties as provided above.  Notices shall be effective as of the date of such delivery or mailing.

SECTION 6.  MISCELLANEOUS.

6.1           Assignability; Binding Effect.  This Agreement shall not be assignable by Seller except with the written consent of Buyer.  This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

6.2           Headings.  The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

6.3           Amendments; Waivers.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

6.4           Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

6.5           Severability.  In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

6.6           Governing Law.  This Agreement and the transactions contemplated hereby shall be governed and construed by and enforced in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

6.7           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

6.8           Expenses.  Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

6.9           Remedies.  It is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

6.10           Third Party Rights.  Except as regards the indemnification rights and obligations herein, this Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.

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IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

MEDIA EXCHANGE GROUP, INC.

By:	/s/ Joseph R. Cellura
Name: Joseph R. Cellura
Title: Authorized Signatory

BUYER:

CONSORTEUM HOLDINGS, INC.

By:	/s/ Craig Fielding
Name: Craig Fielding
Title: CEO

EXHIBIT 1
BILL OF SALE
SCHEDULE 1.3(i)
ASSUMED LIABILITES

Promissory Notes in the aggregate principal amount of $1,864,152. The holders of such Notes have agreed to convert such notes into an aggregate of 127,683,040 shares of common stock of the Buyer .

SCHEDULE 1.4
Excluded Liabilities

(1)	A Promissory Note in the principal face amount of $375,000 issued by the Company on August 27, 2010.
(2)
Promissory Notes in the aggregate principal face amount of $990,000 issued by IntelliCell Biosciences, Inc., a New York corporation, and assumed by the Company as a result of the closing of the transactions contemplated by the Merger Agreement, as amended and restated, entered into between the Company, Intellicell Acquisition Corp., a New York corporation and a wholly-owned subsidiary of the Company, and IntelliCell Biosciences, Inc., a New York corporation.